Exhibit 10.12

Olema Pharmaceuticals, Inc.

665 3rd Street, Suite 250

San Francisco, Ca 94107

June 15, 2020

Shane W. Kovacs

Re:	Employment Terms

Dear Shane:

We are pleased to confirm our offer to have you join Olema Pharmaceuticals, Inc. (the “Company”). The terms and conditions in this letter (the “Agreement”) will become effective as of effective June 15, 2020.

Position. You will devote your full productive time to performing services to the Company as its Chief Financial Officer and Chief Operating Officer, reporting directly to the CEO. You will work from New York, NY, subject to business travel, including the Company’s San Francisco, CA office. You will be provided with a WeWork office or equivalent thereof in New York, where you are able to perform your duties. Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company.

Time Commitment; Outside Activities. You agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and your supervising officer (the CEO). As a full-time exempt employee, you will be expected to work the Company’s normal business hours and such additional time as may be required by the nature of your position. You agree that, while employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it; provided, however, it is agreed that you may participate in outside charitable, civic, educational, professional, community or industry activities, and serve on the boards of for-profit companies that do not compete with the Company, to the extent such activities do not individually or in the aggregate interfere with your duties and responsibilities to the Company or create an actual or potential conflict of interest with the Company’s business; provided, further, that your service on any outside boards (whether for profit or non-profit) shall require the prior consent of the CEO.

Compensation. Your base salary will be paid at the rate of $400,000 per year, less standard payroll deductions and withholdings. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to annual adjustment pursuant to the Company’s policies as in effect from time to time. You will be eligible to receive a year-end incentive bonus beginning in 2020, targeted at 35% of your base salary (“Bonus”) in accordance with milestones mutually acceptable to you and the Company’s Board of Directors.

Equity. As of your start date, the Board of Directors of the Company will grant you 1,000,000 common shares (the “restricted shares”) of the Company, which will be valued at a per share price equal to the fair market value of such shares on the date of grant. The restricted shares will be subject to the terms and conditions applicable to stock issuance under the Company’s 2014 Stock Plan (the “Plan”) and the applicable Restricted Stock Issuance Agreement. The Restricted Stock Issuance Agreement will provide, among other things, that, subject to your continued employment with the Company, your restricted shares shall vest at the rate of one fourth (1/4) (rounded to the nearest whole share) of the restricted shares on your first anniversary with the Company, and an additional one forty-eighth (1/48) of the restricted shares (rounded to the nearest whole share) per month thereafter. In addition, (i) if after the first anniversary the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), and in either case you meet the conditions for receipt of severance benefits provided below, then 50% of your then unvested time-based equity grants with respect to shares of the Company’s Common Stock shall accelerate and become fully vested as of the Date of Termination (as defined below); or (ii) if, within the twelve (12) month period that immediately follows a Change of Control (as defined below) or the initial public offering of the Company’s shares (the “IPO”), your employment with the Company is terminated: (a) by the Company without Cause, or (b) by you for Good Reason, then 100% of your then unvested time-based equity grants with respect to shares of the Company’s Common Stock shall accelerate and become fully vested as of the Date of Termination. Upon the termination of your employment for any reason, any restricted shares that are unvested as of the date of such termination (and whose vesting is not accelerated) shall be forfeited (subject to following sentence). In addition, if your employment is terminated without Cause or by you for Good Reason and either a Change of Control or IPO occurs within three months following the date of termination, your unvested time-based equity grants will become fully vested on the date of the Change of Control or IPO.

Benefits. You will be eligible to participate in the Company’s standard employee benefit plans, including group health insurance, 401(k), and vacation programs, in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the Company to its executive employees generally. The Company may modify its benefits programs from time to time in its discretion.

Expense Reimbursements. The Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties, including travel and lodging expenses incurred in the course of travel to locations for Company purposes, subject to the Company’s expense reimbursement policies applicable to senior executives in effect from time to time. You will be entitled to travel business class (if available) on flights longer than five (5) hours in duration.

Other Requirements. Your offer is contingent upon (1) your signing of the enclosed Employee Nondisclosure and Assignment Agreement (the “Proprietary Information Agreement”), (2) your signing of the enclosed Employee Arbitration Agreement, and (3) your providing proof of your eligibility to work in the United States.

At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

Termination. The Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than (i) your earned base salary through your last day of employment (“Date of Termination”); (ii) except in case of a termination for Cause, any bonus for the immediately preceding fiscal year that is due and owed that remains unpaid; (iii) reimbursement for any business expenses incurred by you consistent with Company policy through the Date of Termination; and (iv) amounts, if any, accrued and payable under the terms of the Company’s benefit plans through the Date of Termination including unused vacation accrued through the Date of Termination (together, the “Accrued Obligations”). You may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Board, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations.

Severance Benefits. Notwithstanding the at-will nature of your employment, if (a) at any time the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or (b) after the first anniversary you resign for Good Reason (as defined below), and provided in each case such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then in addition to the Accrued Obligations you will be entitled to receive severance in the form of (i) nine (9) months of your then base salary (disregarding any decrease that constituted Good Reason), such amount to be paid in equal installments over a nine (9) month period after the Date of Termination payable in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, commencing on the first payroll date following the date the Release becomes effective and irrevocable (as discussed in the following paragraph), (ii) an amount equal to your pro-rated target Bonus for the year, paid on the first payroll date after the Release becomes effective and irrevocable, and (iii) if you were participating in the Company’s group health plan immediately prior to the Date of Termination and you elect COBRA health continuation, payment for nine (9) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act (collectively, the “Severance Benefits”).

If our employment is terminated by reason of your death or permanent disability, you or your estate will be entitled to, in addition to the Accrued Obligations, an amount equal to your pro-rated target Bonus for the year.

Such severance benefits are conditional upon (x) your continuing to comply with your obligations under your Proprietary Information Agreement, and (y) your delivering to the Company an effective, general release of claims in favor of the Company in a form reasonably acceptable to the Company, that does not require you to release your right to the Severance or your right to be indemnified against third party claims, and does not impose any additional restrictive covenants on your activities following termination, that becomes effective and irrevocable within 60 days following your Date of Termination (the “Release”). In the event the termination occurs at a time during the calendar year when the Release could become effective and irrevocable in the calendar year following the calendar year in which your termination of employment occurs (whether or not it actually becomes effective and irrevocable in the following year), then any severance payments and benefits under this Agreement that would be considered deferred compensation under Internal Revenue Code Section 409A will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs following the date the Release actually becomes effective and irrevocable.

Definitions. For purposes of this Agreement:

“Cause” shall mean: (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your repeated failure or willful or intentional failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company; (iv) your gross negligence, willful misconduct or insubordination, or your misfeasance or malfeasance (demonstrated by a pattern of failure to perform job duties diligently and professionally), that results in or is reasonably anticipated to result in harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company including agreements relating to non-solicitation, nondisclosure and/or assignment of inventions; provided, however, that for purposes of (i), (iii), (iv) or (v), the Company will provide you with a written notice describing the basis for the Board’s belief that you may be terminated for the occurrence of such event and an opportunity to cure such alleged deficiencies within 30 days (if such deficiency is curable)..

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a change in the geographic location at which you provide services to the Company of greater than twenty-five (25) miles; (iii) a material reduction in your job duties, authorities or responsibilities; (iv) the failure of the Board to approve the grant of restricted shares described above, or (v) a material breach by the Company of the terms of any agreement between you and the Company. A resignation will only be for Good Reason if you deliver written notice of such condition(s) to the Company within ninety (90) days after the initial occurrence of such condition(s), the Company has failed to cure such condition(s) within thirty (30) days after the delivery of such notice, and you in fact resign within 90 days after the initial notice.

“Change of Control” shall mean the (i) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction in their capacity as such no longer own a majority of the outstanding voting power of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) to an unrelated person or entity; (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or entity or (iv) any other acquisition of the business of the Company, as determined by the Board in its sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or reorganization required to effect an IPO or solely to change the domicile or form of organization of the Company, be deemed a “Change of Control” for purposes of this Agreement.

409A. It is intended that the payments and benefits payable under this Agreement comply with or are exempt from, to the greatest extent possible, Internal Revenue Code Section 409A (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If the Company determines that this Agreement may or does not comply with Section 409A, the Company may adopt such amendments to this Agreement (with or without your consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to comply with the requirements of Section 409A. If you are a “specified employee” within the meaning of Section 409A of the Code then no payment or benefit that is payable on account of your separation from service shall be made before the date that is six (6) months after your separation from service (or, if earlier, the date of your death) if and to the extent that such payment or benefit constitutes deferred compensation subject to Section 409A of the Code. Each payment pursuant to this Agreement (including each installment of the severance payments described above) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). If any payments or benefits under Section 7(c) above, constitute “non-qualified deferred compensation” under Section 409A of the Code, and the period to execute the Release described in such section commences in one calendar year and ends in another calendar year, then regardless of when the Release is returned to the Company and becomes effective, the Release Effective Date will not be deemed to occur until such later calendar year. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the application of any taxes, interest or penalties under Section 409A of the Code, in no event whatsoever shall the Company, its officers, shareholders, agents, or the Board be liable for the acceleration of any income or any additional tax, interest or penalty that may be imposed upon you by reason of Section 409A of the Code or the comparable provisions of California or other state or local law or damages for failing to comply with Section 409A of the Code or such state or local law. To the extent that any reimbursements payable pursuant to this offer letter are subject to Section 409A, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Indemnification. At all times during and following your employment, to the maximum extent permitted by applicable law, the Company will (i) indemnify you against any claim, loss, expense, fine, penalty or liability (collectively a “loss”) to which you may be subject by reason of serving as an officer or employee of the Company or any subsidiary of the Company, or as a fiduciary of any employee benefit plan, (ii) advance to you, as incurred, an expense (including reasonable attorney’s fees) incurred in defending any civil, criminal, or administrative proceeding that may result in an indemnifiable loss, subject to your obligation to repay any such advance if it is subsequently determined that you were not entitled to indemnification, and (iii) cause you to be covered by any directors and officers liability policy, employment matters policy, fiduciary policy, or similar insurance policy maintained by the Company at the level applicable to the Company’s current senior executives. The provisions of this paragraph shall be in addition to, and not in lieu of, any right to indemnification you may have under the Company’s governing instruments or otherwise.

Entire Agreement; Governing Law; Miscellaneous. This Agreement, together with your equity documentation, Arbitration Agreement and Proprietary Information Agreement, represents the entire agreement between you and the Company on such subject matters and supersedes and replaces any prior representations, promises, understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter. This Agreement may only be changed in an express written document signed by you and the Board (except with respect to terms that are reserved to the Company’s discretion). This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

Please sign below to indicate your acceptance of these terms.

Sincerely,

Olema Pharmaceuticals, Inc.

/s/ Cyrus Harmon
Cyrus Harmon, CEO

Understood And Agreed:

/s/ Shane W. Kovacs
Name: Shane W. Kovacs

EMPLOYEE ARBITRATION AGREEMENT

Olema Pharmaceuticals, Inc. (the “Company”) and the undersigned (“Employee”) hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee (“Arbitrable Claims”) shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”) (available online at www.adr.org). Arbitrable Claims shall include contract claims, tort claims, claims relating to compensation and stock purchase and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and the California Fair Employment and Housing Act. Arbitrable Claims shall also include all claims that you or the Company may have now or in the future arising out of or relating to any alleged class, collective, or other representative action against the other party that has not been certified as of the effective date of this Agreement. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. The arbitrator will not have the authority to adjudicate class, collective, or representative claims (including without limitation claims under the California Private Attorneys General Act on behalf of any person other than you individually), to award any class, collective, or other representative relief on behalf of any person other than you, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding. All arbitration hearings under this Agreement shall be conducted in San Francisco, California.

Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an Arbitrable Claim. In addition, either party may, at its option, seek injunctive relief under Cal. Code Civ. Proc. § 1281.8 in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Employee may elect to use the court system to seek injunctive relief to protect Employee’s own inventions or trade secrets.

This Agreement shall be governed by the California Arbitration Act (Cal. Code Civ. Proc. § 1280 et seq.). In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the State of California. This Agreement is intended to be enforceable under the Federal Arbitration Act.

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Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be paid by the Company.

This Agreement is not, and shall not be construed to create any contract of employment, express or implied. This Agreement does not alter Employee’s at-will employment status. Either Employee or the Company may terminate Employee’s employment at any time, for any reason or no reason, with or without prior notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of Employee’s employment with the Company and the expiration of this Agreement.

The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and the Company President.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, YOU AND THE COMPANY EACH WAIVE ANY RIGHT EITHER MAY HAVE TO BRING ANY CLASS, COLLECTIVE, OR REPRESENTATIVE ACTION AGAINST THE OTHER, WHETHER IN ARBITRATION, IN COURT, OR OTHERWISE, OR TO PARTICIPATE AS A MEMBER OF ANY CLASS OR COLLECTIVE ACTION AGAINST THE OTHER.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Olema Pharmaceuticals, Inc.

/s/ Cyrus Harmon
Cyrus Harmon, CEO

Employee:

/s/ Shane W. Kovacs
Name: Shane W. Kovacs
Date: June ___, 2020

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